Exhibit 5.1

March 5, 2020

Tauriga Sciences, Inc.

555 Madison Avenue

Fifth Floor

New York, NY 10022

We have acted as counsel to Tauriga Sciences, Inc., a Florida corporation (the “Company”), in connection with a Registration Statement of Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale of up to 76,000,000 shares of the Company’s common stock, par value $.00001 per share (the “Shares”).

We have examined the Articles of Incorporation, the Bylaws, and the resolutions adopted by the Board of Directors of the Company, and the applicable laws of the State of Florida and a copy of the Registration Statement. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the legal capacity of all natural persons, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. As to questions of fact material to this opinion, we have relied on the accuracy of certificates or comparable documents of public officials and of officers and representatives of the Company. In addition, in rendering this opinion, we assumed that the Shares were or will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is a part of the Registration Statement (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; and (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof; and (iii) the offers and sales of the Shares will be made in compliance with the Investment Agreement between the Company and Tangiers Global, LLC described, we are of the opinion that the Shares, when duly issued and delivered against payment therefor pursuant to the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

Our opinion is limited solely to matters set forth herein. We are Members of the Bar of the State of New York and the opinion expressed herein is limited to the Federal Law of the United States and the laws applicable to the State of Florida.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the use of our name under the caption “Experts and Counsel” in the Prospectus which is part of the Registration Statement.

Theodore Ghorra | 245 Park Avenue, 39th Floor, New York, NY 10167

(212)-515-9979 | theodore.ghorra@rimonlaw.com

Tauriga Sciences, Inc.
March 5, 2020

In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Rimon P.A.

/s/ Theodore Ghorra
Theodore Ghorra

Theodore Ghorra | 245 Park Avenue, 39th Floor, New York, NY 10167

(212)-515-9979 | theodore.ghorra@rimonlaw.com